Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-214320) on Form S-8 of our report dated June 27, 2023 appearing in the annual report on Form 11-K of Avanzar Interior Technologies, Ltd. Savings and Investment (401k) Plan as of December 31, 2022 and 2021 and for the year ended December 31, 2022.

/s/ Plante & Moran, PLLC

Southfield, Michigan
June 27, 2023